UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

HYPERION THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 21, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hyperion Therapeutics, Inc., which will be held on May 27, 2014, at 8:30 a.m., Pacific Daylight Time, at 2000 Sierra Point Parkway, First Floor Conference Center, Brisbane, California 94005.

The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business that we will transact at the Annual Meeting.

The Board of Directors of Hyperion Therapeutics, Inc. has determined that an affirmative vote on each matter that calls for an affirmative vote is in the best interest of Hyperion Therapeutics, Inc. and its stockholders and unanimously recommends a vote “For” all such matters considered at the Annual Meeting.

Please promptly complete, sign and return the enclosed proxy card by mail or submit your voting instructions by telephone or Internet whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Hyperion Therapeutics, Inc., we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Donald J. Santel

President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (650) 745-7802

HYPERION THERAPEUTICS, INC.

2000 Sierra Point Parkway, 4th floor

Brisbane, California 94005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Tuesday, May 27, 2014

TIME	8:30 A.M. Pacific Daylight Time

PLACE	2000 Sierra Point Parkway First Floor Conference Center Brisbane, California 94005

ITEMS OF BUSINESS	(1) Election of the three nominees named in the attached proxy statement as directors to serve on the Board of Directors for a three-year term;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(3) Consideration of any other business properly brought before the meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is April 11, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING	You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions by mail, telephone or Internet. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Ashley C. Gould

Secretary

Brisbane, California

April 21, 2014

i

HYPERION THERAPEUTICS, INC.

2000 Sierra Point Parkway, 4th floor

Brisbane, California 94005

(650) 745-7802

PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2014

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors, or the Board, of Hyperion Therapeutics, Inc. is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders, or Annual Meeting. This proxy statement and proxy card is being mailed to stockholders on or about April 21, 2014. As used in this proxy statement, “the Company,” “we,” “us” and “our” refer to Hyperion Therapeutics, Inc. The term “Annual Meeting,” as used in this proxy statement, refers to the 2014 Annual Meeting of Stockholders and any adjournment or postponement of such meeting.

Who can vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 11, 2014, will be entitled to vote at the Annual Meeting. On this date, there were 20,264,243 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2014, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our outstanding shares entitled to vote at the Annual Meeting are present at the Annual Meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting or vote by proxy over the telephone or the Internet as instructed below. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

What am I voting on and how many votes are needed to approve each proposal?

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “For” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Accordingly, the three nominees receiving the most “For” votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee may vote the shares with respect to matters that are considered to be “routine,” but may not vote the shares with respect to “non-routine” matters. Proposal 1 is considered “non-routine” and Proposal 2 is considered “routine” under The NASDAQ Stock Market LLC, or NASDAQ, listing rules.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2014.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card if your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. The Board recommends a vote:

•	“For” the election of the three nominees to the Board; and

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-866-894-0537 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern time on May 26, 2014, to be counted.

•

To vote on the Internet, go to www.cstproxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern time on May 26, 2014 to be counted.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “For” Proposals 1 and 2 as set forth in the Notice of Annual Meeting of Stockholders.

If any other matter is presented, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than that listed in the Notice of Annual Meeting of Stockholders.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

May I change my vote after submitting my proxy card?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of the following four ways:

•	send a timely written revocation of the proxy to our Secretary;

•	submit a signed proxy card bearing a later date;

•	enter a new vote over the Internet or by telephone; or

•	attend and vote in person at the Annual Meeting.

If your shares are not registered in your own name, you will need the appropriate documentation from the stockholder of record to vote personally at the Annual Meeting. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Who will bear the expense of soliciting proxies?

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and advise on other matters related to the Annual Meeting. MacKenzie Partners, Inc. will be paid a fee of approximately $20,000 for its services.

How can I find the voting results from the Annual Meeting?

Preliminary voting results will be announced at our Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file no later than May 30, 2014. If final voting results are not available by May 30, 2014, we will disclose the preliminary results in the Current Report on Form 8-K and, within four business days after the final voting results are known to us, file an amended Current Report on Form 8-K to disclose the final voting results.

When are stockholder proposals due for the 2015 Annual Meeting of Stockholders?

If you wish to submit proposals to be included in our proxy statement for the 2015 Annual Meeting of Stockholders, we must receive them on or before December 22, 2014, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission, or the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If you wish to submit a proposal that is not to be included in next year’s proxy statement or to nominate a director, you must provide specified information to our Secretary at c/o Hyperion Therapeutics, Inc., 2000 Sierra Point Parkway, 4th floor, Brisbane, California 94005 between January 27, 2015 and February 26, 2015.

In addition, under our amended and restated bylaws, if you wish to nominate a director for the 2015 Annual Meeting of Stockholders, the following criteria must be met: (i) you must be a stockholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Article II of our amended and restated bylaws. For additional information about our director nomination requirements, please see our amended and restated bylaws.

Obtaining an Annual Report on Form 10-K

We will provide a copy of our 2013 Annual Report on Form 10-K without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Ashley Gould, Secretary, Hyperion Therapeutics, Inc., 2000 Sierra Point Parkway, 4th floor, Brisbane, California 94005. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2014.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including amendments thereto), are available free of charge at www.cstproxy.com/hyperiontx/2014.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors. Two classes consist of three directors and one class consists of two directors. Each class serves a staggered three-year term. We currently have seven directors and one vacancy. We are currently conducting a search to fill the vacancy created by the resignation of David W. Gryska on March 15, 2014.

Upon the recommendation of our nominating, governance and compliance committee, our Board has nominated the three individuals listed in the table below for election as directors at the Annual Meeting. If you elect the nominees listed below, they will hold office until the annual meeting of stockholders in 2017 or until their successors have been duly elected and qualified. All nominees are currently serving on our Board.

There are no arrangements or understanding between any director or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected.

Name	Age(1)	Term Expires	Position(s) Held	Director Since
James I. Healy, M.D., Ph.D.	49	2017	Chairman of the Board	2006
Jake R. Nunn	43	2017	Director	2009
Lota S. Zoth	54	2017	Director	2008

(1)	Age as of April 1, 2014.

Vote Required

Directors are elected by a plurality of the votes cast at the meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Abstentions and broker non-votes will not affect the outcome of this proposal.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Information About Our Board of Directors

Set forth below are the names, ages, principal occupations, and business experience, as well as their prior service on the Board, if any, for the remaining members of our Board whose terms continue beyond the Annual Meeting. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Name	Age(1)	Term Expires	Position(s) Held	Director Since
Donald J. Santel	53	2016	Chief Executive Officer and Director	2007
Bijan Salehizadeh, M.D.	41	2016	Director	2007
Bo Jesper Hansen, M.D., Ph.D.	55	2015	Director	2011
Daniel G. Welch	56	2015	Director	2012

(1)	Age as of April 1, 2014.

Nominees for Election

James I. Healy, M.D., Ph.D. has been a member of our Board since 2006 and Chairman of our Board since July 2009. Dr. Healy has been a General Partner of Sofinnova Ventures, a venture capital firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Amarin Corporation plc, InterMune, Inc., KaloBios Pharmaceuticals, Inc. and several private companies. Previously, he served as a board member of Anthera Pharmaceuticals, Inc., Durata Therapeutics, Inc., CoTherix, Inc., Movetis NV and several private companies. Dr. Healy holds an M.D. and a Ph.D. in Immunology from the Stanford School of Medicine and holds a B.A. in molecular biology and a B.A. in Scandinavian Studies from the University of California at Berkeley. Dr. Healy’s experience in the pharmaceutical industries and investing in life sciences companies, as well as his medical and scientific background, provide him with the qualifications and skills to serve as a director.

Jake R. Nunn has been a member of our Board since April 2009. Mr. Nunn joined New Enterprise Associates, Inc., a venture capital firm, in 2006 as a Partner, where he focuses on later-stage specialty pharmaceuticals, biotechnology and medical device investments. From January 2001 to June 2006, Mr. Nunn served as a Partner and an analyst for the MPM BioEquities Fund, a public life sciences fund at MPM Capital, L.P., a private equity firm, where he specialized in life sciences investing. Previously, Mr. Nunn was a healthcare research analyst and portfolio manager at Franklin Templeton Investments and an investment banker with Alex, Brown & Sons. Mr. Nunn is currently on the boards of directors at Transcept Pharmaceuticals, Inc., Trevena, Inc. and three private companies. Mr. Nunn received an M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Dartmouth College. Mr. Nunn holds the Chartered Financial Analyst designation, and is a member of the CFA Society of San Francisco. Mr. Nunn’s experience in investing in life sciences, later-stage specialty pharmaceuticals, biotechnology and medical device investments, as well as his business and educational background, provides him with the qualifications and skills to serve as a director.

Lota S. Zoth has been a member of our Board since February 2008. Ms. Zoth also serves on the board of directors of Aeras (since November 2011), Orexigen Therapeutics, Inc. (since April 2012) and NewLink Genetics Corporation (since November 2012). Aeras is a nonprofit vaccine developer, while Orexigen and NewLink are both publicly traded drug development companies. Prior to her board work, Ms. Zoth was chief financial officer of MedImmune, Inc. from 2004 through 2007, after serving as controller and principal accounting officer since 2002. Ms. Zoth also held senior management positions at PSINet, Inc., Sodexho Marriott Services, Inc., Marriott International, Inc. and PepsiCo, Inc. Ms. Zoth began her career as an auditor with Ernst & Young, and is a certified public accountant. Ms. Zoth received a B.B.A. in accounting from Texas Tech University. Ms. Zoth’s experience as chief financial officer, controller and principal accounting officer provided her valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers, acquisitions and global expansion and other strategic transactions and provides her with the qualifications and skills to serve as a director.

Continuing Directors

Donald J. Santel has served as our Chief Executive Officer since June 2008. Mr. Santel has been a member of our Board since March 2007. Previously, Mr. Santel was a member of the board of directors and the Chief Executive Officer of CoTherix, Inc., a biopharmaceutical company he co-founded in 2000 and brought public in 2004, where he was responsible for the oversight of all aspects of the business and led the sale of the company to Actelion in January 2007. Prior to joining CoTherix, Mr. Santel was employed by or consultant to several medical device companies, including Reflow, Inc., Cardiac Pathways Corporation and Medtronic, Inc. Mr. Santel previously served on the board of directors and the audit and compensation committees of Anthera Pharmaceuticals, Inc. and as a director of ChemGenex Pharmaceuticals, Inc. Mr. Santel holds an M.S. in electrical engineering from the University of Minnesota and a B.S.E. in biomedical engineering from Purdue University. Mr. Santel’s extensive experience as an executive officer of public pharmaceutical companies and his knowledge of the day-to-day operations of our company provide him with the qualifications and skills to serve as a director.

Bijan Salehizadeh, M.D. has been a member of our Board since August 2007. Dr. Salehizadeh currently serves as co-founder and Managing Director at NaviMed Capital Advisors LLC, a private investment firm focused on growth venture capital healthcare investments. Dr. Salehizadeh also serves as an advisor to Highland Capital Partners LLC, a venture capital firm. From September 2004 to August 2011, Dr. Salehizadeh was an investment professional at Highland Capital Partners, where he most recently served as General Partner. Dr. Salehizadeh focused on healthcare investments, primarily in medical products, healthcare services, and biopharmaceutical companies. Prior to healthcare investing, Dr. Salehizadeh served in various positions at Medtronic and HealthCentral. Dr. Salehizadeh currently serves on the board of directors of several private healthcare companies. Dr. Salehizadeh received an M.D. and an M.S. in Health Policy from Columbia University, an M.B.A. from Harvard Business School and an A.B. in Molecular Biology from Princeton University. Dr. Salehizadeh’s experience in investing in healthcare and life sciences companies, as well as his medical background, provides him with the qualifications and skills to serve as a director.

Bo Jesper Hansen, M.D., Ph.D. has been a member of our Board since April 2011. Since January 2010, Dr. Hansen has served as chairman of the board of Swedish Orphan Biovitrum AB, a Swedish specialty pharmaceutical company focusing on rare diseases with unmet medical needs. Previously, Dr. Hansen held various positions in Swedish Orphan International AB from 1993 and was President and Chief Executive Officer of Swedish Orphan International Group of Companies from 1998 until the merger with Biovitrum in 2010. Prior to joining Swedish Orphan International AB, Dr. Hansen worked as a medical advisor for several of the largest pharmaceutical companies throughout the world, including Synthélabo, Pfizer, Inc., Pharmacia Corporation and Yamanouchi Pharmaceutical Co. Ltd. Dr. Hansen also founded the company Scandinavian Medical Research. Dr. Hansen is the chairman of the board of directors of Topotarget A/S and is a member of the boards of directors of Ablynx NV and two private companies. Dr. Hansen received an M.D. and a Ph.D. from the University of Copenhagen. Dr. Hansen’s experience includes international marketing and contract negotiations, extensive knowledge within regulatory, pharmacovigilance, medical marketing and business development and he has a strong network and close collaborations in the pharmaceutical industry in general and in the orphan drug area in particular, all of which provides him with the qualifications and skills to serve as a director.

Daniel G. Welch has been a member of our Board since August 2012. Mr. Welch has served as Chairman of the board of directors at InterMune, Inc., a biotechnology company, since May 2008 and as President, Chief Executive Officer and a member of the board of directors of InterMune since September 2003. Prior to that time, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc. and as President of the pharmaceutical division of Elan Corporation, PLC (acquired by Perrigo). Mr. Welch has served on the board of directors of Seattle Genetics, a biotechnology company, since 2007, and also serves on the board of directors of a private company. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina. Mr. Welch’s operational and strategic expertise in the global biotechnology and pharmaceutical markets provides him with the qualifications and skills to serve as a director.

Information About Our Executive Officers

Set forth below are the names, ages, titles, and business experience for our executive officers who are not also directors.

Name	Age(1)	Title
Jeffrey S. Farrow	52	Chief Financial Officer
Klara A. Dickinson-Eason	46	Senior Vice President, Chief Regulatory Officer and Corporate Quality
Ashley C. Gould	39	Senior Vice President, Governmental Affairs, Chief Legal and Compliance Officer, and Secretary
Natalie C. Holles	41	Senior Vice President, Corporate and Business Development
Christine A. Nash	41	Senior Vice President, Chief Commercial Officer
Bruce F. Scharschmidt, M.D.	68	Chief Medical Officer and Senior Vice President

(1)	Age as of April 1, 2014.

Jeffrey S. Farrow has served as our Chief Financial Officer since July 2010, as Secretary from May 2011 to August 2013 and as our Vice President, Finance from February 2010 to June 2010. From May 2008 to December 2009, Mr. Farrow was Vice President, Finance at Evotec AG, a drug discovery and development company, where Mr. Farrow was responsible for Evotec’s corporate treasury function and compliance with the Sarbanes Oxley Act, as well as overseeing the finance and general and administrative functions of the company’s Renovis subsidiary. From January 2004 to May 2008, Mr. Farrow held various positions, the most recent being Vice President, Finance and Chief Accounting Officer, at Renovis, Inc., a drug discovery and development company, which was acquired by Evotec AG in May 2008. While at Renovis Mr. Farrow was a key member of the management team responsible for the merger with Evotec, as well as Renovis’ initial public offering and secondary offering. Previously, Mr. Farrow held various positions over his seven years in the audit practice of KPMG LLP and was most recently a Senior Manager. Mr. Farrow holds a B.A. in Business Administration with a concentration in Corporate Finance from California State University at Fullerton.

Klara A. Dickinson-Eason has served as our Senior Vice President, Chief Regulatory Officer and Corporate Quality since October 2013. Ms. Dickinson-Eason joined us in October 2007 as Senior Vice President, Regulatory Affairs and Compliance. Previously, Ms. Dickinson spent three years with CoTherix, Inc. and was most recently Vice President, Regulatory Affairs and Healthcare Compliance Officer from January 2004 to January 2007. In that role, Ms. Dickinson led the filing of the NDA and label negotiations for the company’s initial product, Ventavis ® (iloprost) Inhalation Solution. Prior to CoTherix, Inc., Ms. Dickinson held various positions at biopharmaceutical companies Scios, Inc. and DEY Laboratories, a subsidiary of Mylan, Inc. Ms. Dickinson holds a B.S. in Biology from the College of Great Falls in Montana and is certified by the Regulatory Affairs Certification Board.

Ashley C. Gould has served as our Senior Vice President, Governmental Affairs and Chief Legal and Compliance Officer since October 2013 and has also served as our Secretary since August 2013. Ms. Gould joined us in July 2013 as Senior Vice President, Governmental Affairs and Chief Legal Officer. Prior to joining us, Ms. Gould recently served as Vice President, Corporate Development and Chief Legal Officer at 23andMe, Inc. a personal genetics company. Prior to joining 23andMe in 2007, Ms. Gould was Vice President, Legal Affairs at CoTherix, Inc., a biopharmaceutical company. Previously, Ms. Gould was associated with the law firms of Wilson Sonsini Goodrich & Rosati PC and O’Melveny & Myers LLP. Ms. Gould received her J.D. from the University of San Francisco School of Law and her B.S. in Political Economy of Natural Resources from the University of California, Berkeley.

Natalie C. Holles has served as our Senior Vice President, Corporate and Business Development since June 2013. From 2010 to 2013, Ms. Holles worked as an executive-level consultant leading business development activities for several life sciences companies, including Immune Design Corp. and Pathway Therapeutics, Inc. Starting in 2005, Ms. Holles worked with KAI Pharmaceuticals, most recently as Vice President of Business Development. Prior to KAI, Ms. Holles held roles of increasing responsibility in corporate development at InterMune, where she was participated in and led both buy-side and sell-side asset transactions. Ms. Holles began her career in the industry as a Marketing Planning Associate at Genentech, Inc. Ms. Holles received her M.A. in Molecular, Cellular and Developmental Biology from the University of Colorado, where she was a Howard Hughes Medical Institute Predoctoral Fellow, and her A.B. in Human Biology from Stanford University.

Christine A. Nash has served as our Senior Vice President and Chief Commercial Officer since May 2012. From August 2008 until May 2012 she served as Vice President, Strategic Marketing and Corporate Business Development and she joined us in August 2007 as Senior Director, Marketing. From October 2004 to February 2007, Ms. Nash held various positions of increasing responsibility within the commercial organization at CoTherix, Inc. As Director of Marketing at CoTherix, Ms. Nash led all marketing and product support aspects for the launch of the company’s initial product, Ventavis ® (iloprost) Inhalation Solution. Ms. Nash’s previous experience includes business development and product planning and management roles with Genesoft Pharmaceuticals Inc., Oncology Therapeutics Network, Eli Lilly and Company, and Imana, Inc. Ms. Nash holds an M.B.A and a B.A. with Honors in Public Policy, both from Stanford University.

Bruce F. Scharschmidt, M.D. has served as our Chief Medical Officer and Senior Vice President since April 2008. From April 2006 to April 2008, Dr. Scharschmidt served as Vice President of Scientific Affairs for NOVARTIS Vaccines, a division of NOVARTIS, a healthcare products company, where Dr. Scharschmidt was responsible for developing the clinical strategy for early-stage vaccines. From August 1996 to April 2006, Dr. Scharschmidt held senior positions at Chiron Corporation, including VP and head of clinical development for vaccines and therapeutics and as Vice President of Scientific Affairs in the Corporate Group, where he was involved in the strategic direction and management of key research and development programs including vaccines, therapeutics and blood testing. Before joining Chiron, Dr. Scharschmidt was Chief of Gastroenterology and Professor of Medicine at the University of California San Francisco and served as Editor-in-Chief of the Journal of Clinical Investigation and President of the American Society for Clinical Investigation. Dr. Scharschmidt received both his M.D. and undergraduate degree from Northwestern University as part of a six-year Honors Program in Medical Education. Dr. Scharschmidt completed his training in Internal Medicine and Gastroenterology at the University of California, San Francisco.

Corporate Governance

Board of Directors

The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance guidelines, the Board does not involve itself in the day-to-day operations of the Company. Our executive officers and management oversee the day-to-day operations. Our directors fulfill their duties and responsibilities by attending meetings of the Board, which are held from time to time.

The Board held seven meetings during the year ended December 31, 2013. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he or she has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

It is our policy to encourage our directors to attend the annual meeting of stockholders. Ms. Zoth, Mr. Gryska and Dr. Hansen were unable to attend our 2013 annual meeting of stockholders. It is currently anticipated that all members of the Board will be in attendance at the Annual Meeting.

Independence

Under the NASDAQ listing rules, independent directors must compose a majority of a listed company’s board of directors. In addition, the NASDAQ listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent within the meaning of applicable NASDAQ listing rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. As a result of this review, our Board determined that all members of the Board other than Mr. Santel qualify as “independent” directors within the meaning of the NASDAQ listing rules. Our Board has determined that Mr. Santel, by virtue of his employment with us, is not an independent director. Our Board also determined that each member of the audit, compensation and nominating, governance and compliance committees satisfy the independence standards for such committees established by the SEC and the NASDAQ listing rules, as applicable.

Committees of the Board of Directors

The Board has three committees: an audit Committee, a compensation committee and a nominating, governance and compliance committee. A chart of the current composition of our Board committees can be viewed on our website at www.hyperiontx.com. The following table provides membership and meeting information for the year ended December 31, 2013 for each committee:

Name	Audit		Nominating, Governance and Compliance		Compensation
David W. Gryska*	X		X		X	**
Bo Jesper Hansen, M.D., Ph.D.*	X		X		X
Bijan Salehizadeh, M.D.	X
Daniel G. Welch	X		X	**
Lota S. Zoth***	X	**			X
Total meetings in 2013	7		4		6

*	Mr. Gryska and Dr. Hansen served on our audit committee through August 2013.
**	Committee Chair
***	Financial Expert

Audit Committee

During the fiscal year ending December 31, 2013, the members of our audit committee were Messrs. Gryska and Welch, Drs. Hansen and Salehizadeh and Ms. Zoth, at all times with three (3) members, and with Ms. Zoth serving as chair. Mr. Gryska and Dr. Hansen served as members of our audit committee through August 2013. As of March 15, 2014, the members of our audit committee are Dr. Salehizadeh, Mr. Nunn and Ms. Zoth, with Ms. Zoth serving as chair. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and which is available on our website at www.hyperiontx.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Our Board has determined that all members of our audit committee are independent as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing rules and Rule 10A-3 under the Exchange Act.

In addition, our Board has determined that each member of the audit committee is financially literate and that Ms. Zoth qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In making this determination, our Board has considered the formal education and nature and scope of her previous experience, coupled with past and present service on various audit committees.

The responsibilities of our audit committee include, among other things:

•

reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and recommending to the Board whether to include the financial statements in the annual reports filed with the SEC;

•	discussing the type of information to be disclosed and the type of presentation to be made regarding financial information and earnings guidance to analysts and ratings agencies;

•

overseeing our disclosure controls and procedures, including internal controls over our financial reporting, and reviewing and discussing our management’s periodic review of the effectiveness of our internal control over financial reporting;

•

reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, matters concerning the scope, adequacy and effectiveness of our financial controls, effects of alternative accounting principles generally accepted in the United States of America, methods on our financial statements and any correspondence or reports that raise issues with or could have a material effect on our financial statements;

•	retaining, appointing, setting compensation of and evaluating the performance, independence, internal quality control procedures and qualifications of our independent auditors;

•	reviewing and approving in advance the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	reviewing with our independent registered public accounting firm the planning and staffing of the audit, including the rotation requirements and other independence rules;

•	reviewing and, if acceptable, approving certain related person transactions;

•	overseeing and discussing with management our policies with respect to risk assessment and risk management, and our significant financial and operational risk exposures;

•	setting policies for our hiring of employees or former employees of our independent registered public accounting firm;

•	reviewing and evaluating annually the composition and performance of our audit committee; and

•	reviewing and assessing the adequacy of our audit committee charter periodically.

AUDIT COMMITTEE REPORT(1)

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2013, with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16, Communications to Audit Committees. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC on March 7, 2014.

Hyperion Therapeutics, Inc.

Audit Committee

Lota S. Zoth, Chair

Bijan Salehizadeh, M.D.

Daniel G. Welch

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating, Governance and Compliance Committee

During the fiscal year ended December 31, 2013, the members of our nominating, governance and compliance committee were Messrs. Gryska and Welch and Dr. Hansen, with Mr. Welch serving as chair. During 2014, Dr. Healy was appointed to our nominating, governance and compliance committee to replace Mr. Gryska, who resigned on March 15, 2014. All members of our nominating, governance and compliance committee are independent as independence is currently defined in Section 5605(a)(2) of the NASDAQ listing rules. The nominating, governance and compliance committee operates under a written charter that satisfies the applicable NASDAQ listing rules and which is available on our website at www.hyperiontx.com.

The responsibilities of our nominating, governance and compliance committee include, among other things:

•	identifying, considering and nominating candidates to serve on our Board;

•	developing and recommending the minimum qualifications for service on our Board;

•	overseeing the evaluation of the Board and management on an annual basis;

•	considering nominations by stockholders of candidates for election to the Board;

•	reviewing annually the independence of the non-employee directors and members of the independent committees of the Board;

•	developing and recommending to our Board a set of corporate governance guidelines, and reviewing and recommending to our Board any changes to such principles;

•	developing and recommending to our Board a code of business conduct and ethics, and reviewing and recommending to our Board any changes to the code;

•	overseeing the development, implementation, administration and enforcement of the Company’s non-financial compliance program; and

•	reviewing the adequacy of its charter, our corporate governance guidelines and our code of business conduct and ethics on an annual basis, and recommend revisions for approval by the Board.

The nominating, governance and compliance committee has not set any specific minimum qualifications that must be met by nominees. Nominees as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. The nominating, governance and compliance committee may, as appropriate, engage third party search firms to identify and assist in evaluating qualified nominees for Board positions. The nominating, governance and compliance committee recently engaged a search firm to assist in filling the current Board vacancy.

The nominating, governance and compliance committee will consider qualified nominations for directors recommended by stockholders. All stockholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to the Secretary, c/o Hyperion Therapeutics, Inc., 2000 Sierra Point Parkway, 4th floor, Brisbane, California 94005. For additional information about our director nomination requirements, please see our amended and restated bylaws.

Compensation Committee

During the fiscal year ended December 31, 2013, the members of our compensation committee were Mr. Gryska, Dr. Hansen and Ms. Zoth, with Mr. Gryska serving as chair. Upon Mr. Gryska’s resignation, Dr. Salehizadeh was appointed to our compensation committee as its chair. All members of our compensation committee are independent as independence is currently defined in Section 5605(a)(2) of the NASDAQ listing rules and qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. Our compensation committee operates under a written charter that satisfies the applicable NASDAQ listing rules and which is available on our website at www.hyperiontx.com.

The responsibilities of our compensation committee include, among other things:

•	approving the compensation and other terms of employment of our chief executive officer, which are then reviewed and ratified by our Board;

•	approving or recommending to our Board the compensation and other terms of employment of our executive officers, other than the chief executive officer;

•

approving annually the corporate goals and objectives relevant to the compensation of our chief executive officer and assessing at least annually our chief executive officer’s performance against these goals and objectives;

•	reviewing annually our compensation strategy, including base salary, incentive compensation and equity-based grants, as well as adoption, modification or termination of this compensation;

•	evaluating at least annually and recommending to our Board the type and amount of compensation to be paid or awarded to non-employee Board members;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing at least annually the adequacy of our compensation committee charter; and

•	reviewing and evaluating, at least annually, the performance of our compensation committee.

In fulfilling its responsibilities, our compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our certificate of incorporation, our amended and restated bylaws, Section 162(m) of the Code, NASDAQ listing rules, and other applicable law.

In addition, pursuant to its charter, our compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. Our compensation committee engaged Compensia, Inc., or Compensia, to act as its independent compensation consultant. Our compensation committee has analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest and determined that the work of Compensia and determined that the individual compensation advisors employed by Compensia as compensation consultants does not create any conflict of interest.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the last three years, as a member of the board of directors or compensation committee of any other entity that has one or more of its officers serving on our Board or compensation committee.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The positions of our chairman of the Board and Chief Executive Officer are separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. Our Board recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the Board’s oversight responsibilities continue to grow. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board.

Although our amended and restated bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our Board recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman with the role of Chief Executive Officer, might be appropriate. Accordingly, the Board may periodically review its leadership structure. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks. Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above, but the full Board has retained responsibility for general oversight of risks. Each of our directors is encouraged to raise matters at any time for Board and committee meetings. Additionally, our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Corporate Governance Guidelines

We revised our corporate governance guidelines in April 2014 to provide that directors who are chief executive officers of public companies should not serve on more than three public company boards at a time (including service on our Board), and other directors should not serve on more than six public company boards (including service on our Board). From the date of adoption of these revised guidelines, Board members must notify the Chairperson and the General Counsel before accepting an invitation to serve on the board of directors of another public company. The Board may make exceptions to these general standards if the Board believes it to be in the interest of the Company and its stockholders and determines that such simultaneous service will not impair the ability of the director to serve effectively on our Board. In any case, each Board member is expected to ensure that other existing and planned future commitments do not interfere with service as a director on our Board and do not pose an actual or potential conflict of interest. A copy of our corporate governance guidelines is available on our website at www.hyperiontx.com.

Code of Ethics

Our revised code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting, is available on our website at www.hyperiontx.com.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website at the internet address set forth in the paragraph above. We have not granted any waivers of a provision of our code of business conduct and ethics during 2013.

Hedging and Pledging Policies

We prohibit all of our directors, officers and employees from engaging in any speculative transaction designed to decrease the risks associated with holding our securities, including hedging or similar transactions. We also prohibit any pledging of our securities as collateral for loans and holding our securities in margin accounts. An exception from such policies must be approved by the Chief Legal and Compliance Officer, in consultation with the Board or an independent committee of the Board.

Stockholder Communications with Our Board of Directors

Stockholders wishing to communicate directly with our Board may send correspondence to the Secretary, c/o Hyperion Therapeutics, Inc., 2000 Sierra Point Parkway, 4th floor, Brisbane, California 94005.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed the firm of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2014. This appointment will continue at the pleasure of our audit committee and is presented to the stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our stockholders, our audit committee will consider that fact when it selects our independent auditors for the following fiscal year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Vote Required

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2014, requires an affirmative vote of the majority of the votes cast by holders of shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on this proposal.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of our audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the fees described below were approved by our audit committee.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2013 and December 31, 2012, respectively, we retained PricewaterhouseCoopers LLP to provide audit and other services. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2013 and December 31, 2012:

	2013	2012
Audit Fees(1)	$1,154,631	$935,993
Audit-Related Fees(2)	—	—
Tax Fees(3)	22,000	15,000
All Other Fees(4)	1,800	1,800

Total	$1,178,431	$952,793

(1)

This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Related to the year ended December 31, 2013 and 2012, fees of $ 167,631 and $ 254,110, respectively were billed in connection with the filing of our Registration Statements on Form S-1. Related to year-ended 2013, fees of $ 55,000 were billed in connection with the filing of our registration statement on Form S-3.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2013 or 2012.
(3)	This category consists of fees for professional services rendered for tax compliance and tax advice.
(4)	This category consists of fees for all other services other than those reported above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid to the Chief Executive Officer and President, the Chief Financial Officer and five additional executive officers, collectively, the “named executive officers,” for services during each of the last two completed fiscal years, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Total ($)
Donald J. Santel	2013	575,000	—		1,883,925	491,834	2,950,759
Chief Executive Officer and President	2012	430,000	65,000	(1)	888,022	258,000	1,641,022
Jeffrey S. Farrow	2013	347,000	—		520,385	209,732	1,077,117
Chief Financial Officer	2012	297,242	44,586	(1)	388,914	127,000	857,742
Bruce F. Scharschmidt	2013	375,000	—		606,018	215,005	1,196,023
Senior Vice President and Chief Medical Officer	2012	349,979	52,497	(1)	414,407	155,000	971,883
Klara A. Dickinson-Eason	2013	362,000	—		566,495	205,936	1,134,431
Senior Vice President, Chief Regulatory Officer and Corporate Quality	2012	321,672	48,251	(1)	266,404	139,927	776,254
Christine A. Nash	2013	347,000	—		520,385	213,430	1,080,815
Senior Vice President and Chief Commercial Officer	2012	256,848	44,586	(1)	355,206	127,000	783,640
Ashley C. Gould(5)	2013	159,914	36,000	(2)	1,198,940	108,021	1,502,875
Senior Vice President, Governmental Affairs and Chief Legal and Compliance Officer
Natalie C. Holles(5)	2013	161,862	—		996,702	104,682	1,263,246
Senior Vice President, Corporate and Business Development

(1)	Amounts reflect a special one-time bonus awarded upon the successful completion of our initial public offering and negotiation of the restated collaboration agreement with Ucyclyd Pharma, Inc.
(2)	Amount reflects a one-time sign-on bonus.
(3)	Amounts reflect the grant date fair value of option awards in accordance with FASB ASC 718. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Stock-Based Compensation” included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be realized by the named executive officers.
(4)

Amounts represent compensation earned in 2013, which were paid during 2014, under our bonus program based upon achievement of performance goals and other factors deemed relevant by our Board and compensation committee. Our 2013 company objectives were related to development and regulatory milestones and commercial and financial objectives. For 2013, our chief executive officer’s annual performance bonus was determined solely based on attainment of company objectives, which our Board and compensation committee determined was appropriate given our chief executive officer’s responsibility for the overall direction and success of our business. The 2013 annual performance bonuses for each of the other named executive officers was based 75% on the achievement of company objectives and 25% on individual performance. For 2013, our compensation committee determined that the company’s objectives had been exceeded by 40% and that in combination with each named executive officer’s individual performance, Mr. Farrow, Ms. Nash and Ms. Gould were entitled to 140% of his or her target bonus, Dr. Scharschmidt and Ms. Dickinson were each entitled to approximately 130% of their target bonuses and

Ms. Holles was entitled to approximately 135% of her target bonus. Each of Ms. Gould’s and Ms. Holles’ bonus amounts were pro-rated for the duration of their actual employment during 2013. Our compensation committee recommended to our Board that Mr. Santel receive 140% of his target bonus, which our Board approved.
(5)	Ms. Gould’s and Ms. Holles’ employment with the Company commenced on July 15, 2013 and June 24, 2013, respectively.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($/Sh)	Option Expiration Date
Donald J. Santel	169	—		327.95	9/3/2017
	550,714	—		1.28	11/2/2019
	26,593	13,297	(1)	4.08	4/14/2021
	92,950	30,201	(1)	7.31	4/15/2022
	—	143,000	(2)	24.46	4/15/2023
Jeffrey S. Farrow	24,117	513	(2)	1.28	4/14/2020
	24,117	513	(2)	1.28	6/29/2020
	35,456	17,728	(1)	4.08	4/14/2021
	21,287	19,763	(1)	7.31	4/15/2022
	4,375	10,625	(1)	10.95	10/15/2022
	—	39,500	(2)	24.46	4/15/2023
Bruce F. Scharschmidt, M.D.	191	—		327.95	3/31/2018
	27	—		327.95	4/21/2018
	3,825	8,745	(1)	4.08	4/14/2021
	16,830	27,238	(1)	7.31	4/15/2022
	—	46,000	(2)	24.46	4/15/2023
Klara A. Dickinson-Eason	169	—		327.95	8/30/2017
	27	—		327.95	4/21/2018
	80,131	—		1.28	11/2/2019
	15,017	7,508	(1)	4.08	4/14/2021
	15,394	21,551	(1)	7.31	4/15/2022
	—	43,000	(2)	24.46	4/15/2023
Christine A. Nash	91	—		327.95	8/30/2017
	18	—		327.95	4/21/2018
	56,157	—		1.28	11/2/2019
	21,806	10,903	(1)	4.08	4/14/2021
	23,882	25,378	(1)	7.31	4/15/2022
	—	39,500	(2)	24.46	4/15/2023
Ashley C. Gould	—	84,000	(2)	26.50	7/19/2023
Natalie C. Holles	—	63,000	(2)	22.02	7/01/2023
	—	21,000	(2)	22.06	8/16/2023

(1)	These options vest over four years in equal monthly installments.
(2)	These options vest 25% on the one year anniversary of the vesting commencement date and the remainder vest over the next three years in equal monthly installments.

2012 Omnibus Incentive Plan and the Prior Equity Plan

General

In April 2012, our Board of directors adopted and in July 2012, our stockholders approved our 2012 Omnibus Incentive Plan, or the 2012 Plan, for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including officers, employees and service providers of our affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. The 2012 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, other equity-based awards and performance-based cash bonus awards. We also maintain the 2006 Equity Incentive Plan, or the Prior Plan, which has been terminated and under which no future awards will be granted, but under which outstanding options have been granted. These options will continue to be governed by the terms of the Prior Plan.

Authorized Shares

As of April 1, 2014, we had 881,995 shares of common stock reserved for issuance pursuant to the 2012 Plan. On January 1 of every year, the number of shares of common stock available for issuance under the 2012 Plan shall automatically increase annually by 4% of the total number of issued and outstanding shares of our common stock as of December 31 of the immediately preceding year. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Stock than would otherwise occur pursuant to the preceding sentence.

Employment, Offer Letters, Change in Control and Severance Agreements

Employment Agreement and Offer Letter Agreements

We have offer letter agreements with all of our named executive officers other than Mr. Santel with whom we have entered into an employment agreement. These agreements were designed to be part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. The letter agreements provide for base salaries, incentive compensation benefits and, in the case of Mr. Santel, change of control and severance benefits. Each component reflects the scope of each named executive officer’s anticipated responsibilities, the individual experience they bring to the Company, our compensation committee and board members’ experiences and knowledge in compensating similarly situated individuals at other companies and reference to survey data.

Donald J. Santel. In April 2012, we entered into an employment agreement with Mr. Santel as our Chief Executive Officer, which provided for an initial annual base salary of $430,000. Mr. Santel was also eligible for an initial discretionary performance bonus of up to 40% of his base salary, payable at the discretion of our Board or compensation committee. Mr. Santel’s annual target bonus for 2013 was 60%. In the event that Mr. Santel’s employment is terminated without “cause” or if he terminates his employment for “good reason,” each as defined in the employment agreement, Mr. Santel will be entitled to receive the following severance benefits, subject to executing a general release of claims in favor of us:

•

payments equal to 18 months of his base salary at the highest annualized rate in effect at any time on or before his termination date payable in substantially equal installments in accordance with our normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the 60th day after the date of his termination of employment;

•

a lump sum payment equal to 1.5 times Mr. Santel’s target bonus for the year in which the termination occurred, payable on the first payroll period following the 60th day after the date of his termination of employment;

•	eighteen months of acceleration of any unvested equity awards; and

•

if elected by Mr. Santel, payment or reimbursement of COBRA premiums through the earlier of 18 months from his termination date, the date Mr. Santel and his covered dependents, if any, become eligible for group health insurance through another employer, or the date Mr. Santel becomes ineligible for COBRA coverage.

In addition, at Mr. Santel’s election, we will either pay a lump sum amount of $15,000 for outplacement assistance, tax planning, educational assistance, or similar transition support, or provide the same or similar services through a professional outplacement firm selected by us.

If there is a “qualifying termination,” as defined in the employment agreement, of Mr. Santel within 12 months of a change of control of the Company, Mr. Santel will be entitled to receive the following severance benefits, subject to executing a general release of claims in favor of us:

•

payments equal to 24 months of his base salary at the highest annualized rate in effect at any time on or before his termination date payable in substantially equal installments in accordance with our normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the 60th day after the date of his termination of employment;

•

a lump sum payment equal to two times Mr. Santel’s target bonus for the year in which the termination occurred, payable on the first payroll period following the 60th day after the date of his termination of employment;

•	full acceleration of any unvested equity awards; and

•

if elected by Mr. Santel, payment or reimbursement of COBRA premiums through the earlier of 18 months from his termination date, the date Mr. Santel and his covered dependents, if any, become eligible for group health insurance through another employer, or the date Mr. Santel becomes ineligible for COBRA coverage.

In addition, at Mr. Santel’s election, we will either pay a lump sum amount of $15,000 for outplacement assistance, tax planning, educational assistance, or similar transition support, or provide the same or similar services through a professional outplacement firm selected by us. Mr. Santel’s employment agreement also provides that in the event any payment or distribution, by any person who acquires ownership or effective control or ownership of a substantial portion of our assets within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, or the Code, would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax, Mr. Santel shall be entitled to receive an additional payment in an amount equal to the full tax gross up for such excise tax.

Jeffrey S. Farrow. On November 12, 2009, we entered into an offer letter agreement with Mr. Farrow for the position of Vice President, Finance. Mr. Farrow was subsequently promoted to Chief Financial Officer. Mr. Farrow’s offer letter agreement provides for an initial base salary of $200,000 and an option to purchase 24,630 shares of our common stock. Mr. Farrow was also eligible for a target bonus of 30% of his annual base salary based upon our performance. Mr. Farrow’s annual target bonus for 2013 was 40%. Mr. Farrow is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as other similarly situated executive officers.

Klara A. Dickinson-Eason. On September 7, 2007, we entered into an offer letter agreement with Ms. Dickinson for the position of Senior Vice President, Regulatory and Compliance. Ms. Dickinson’s offer letter agreement provides for an initial base salary of $275,000, a one-time sign-on bonus of $25,000 and an option to purchase 169 shares of our common stock. Ms. Dickinson was also eligible for a target bonus of 30% of her annual base salary based upon our performance. Ms. Dickinson’s annual target bonus for 2013 was 40%. Ms. Dickinson is eligible to participate in our employee benefit plans to the extent she is eligible for those plans, on the same terms as other similarly situated executive officers.

Ashley C. Gould. On May 23, 2013, we entered into an offer letter agreement with Ms. Gould for the position of Senior Vice President, Governmental Affairs and Chief Legal Officer. Ms. Gould’s offer letter agreement provided for an initial base salary of $346,000, a one-time sign-on bonus of $36,000 (subject to 100% repayment if Ms. Gould terminates her employment within one year of hire or 50% repayment if she terminates her employment within two years) and an option to purchase 84,000 shares of our common stock. Ms. Gould was also eligible for a target bonus of 40% based upon our and her performance. Ms. Gould is eligible to participate in our employee benefit plans to the extent that she is eligible for those plans, on the same terms as similarly situated executive officers.

Natalie C. Holles. On May 31, 2013, we entered into an offer letter agreement with Ms. Holles for the position of Senior Vice President, Corporate and Business Development. Ms. Holles’ offer letter agreement provided for an initial base salary of $ 335,000 on a full time basis and an option to purchase 63,000 shares of our common stock, with an additional option to purchase 21,000 shares upon becoming a full-time employee. Ms. Holles was also eligible for a target bonus of 40% based upon our and her performance. Ms. Holles is eligible to participate in our employee benefit plans to the extent that she is eligible for those plans, on the same terms as similarly situated executive officers.

Christine A. Nash. On September 7, 2007, we entered into an offer letter agreement with Ms. Nash for the position of Senior Director, Marketing. Ms. Nash was subsequently promoted to Senior Vice President and Chief Commercial Officer. Ms. Nash’s offer letter agreement provided for an initial base salary of $175,000, a one-time sign-on bonus of $15,000 and an option to purchase 91 shares of our common stock. Ms. Nash was also eligible for a target bonus of 30% of her annual base salary based upon our performance. Ms. Nash’s annual target bonus for 2013 was 40%. Ms. Nash is eligible to participate in our employee benefit plans to the extent she is eligible for those plans, on the same terms as other similarly situated executive officers.

Bruce F. Scharschmidt. On March 14, 2008, we entered into an offer letter agreement with Dr. Scharschmidt for the position of Senior Vice President and Chief Medical Officer. Dr. Scharschmidt’s offer letter agreement provides for an initial base salary of $300,000 and an option to purchase 191 shares of our common stock. Dr. Scharschmidt was also eligible for a target bonus of 30% of his annual base salary based upon our performance. Dr. Scharschmidt’s annual target bonus for 2013 was 40%. Dr. Scharschmidt is eligible to participate in our employee benefit plans to the extent he is eligible for those plans, on the same terms as other similarly situated executive officers.

Change of Control and Severance Agreements

We have entered into executive change of control and severance agreements, or the severance agreements, with each of our named executive officers other than Mr. Santel. These severance agreements provide that in the event the executive’s employment is terminated without “cause” or if he or she terminates his or her employment for “good reason,” as each is defined in the severance agreements, at any time, the executive will be entitled to receive the following severance benefits, subject to executing a general release of claims in favor of us:

•

payments equal to 12 months of the executive’s base salary as of the date of the executive’s termination payable in substantially equal installments in accordance with our normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the 60th day after the date of the executive’s termination of employment;

•

a lump sum payment equal to the executive’s target bonus for the year in which the termination occurred, payable on the first payroll period following the 60th day after the date of the executive’s termination of employment;

•	twelve months of acceleration of any unvested equity awards; and

•

if elected by the executive, payment or reimbursement of COBRA premiums through the earlier of 18 months from the executive’s termination date or the date the executive and his or her covered dependents, if any, become eligible for group health insurance through another employer.

In addition, at the executive’s election, we will either pay a lump sum amount of $15,000 for outplacement assistance, tax planning, educational assistance, or similar transition support, or provide the same or similar services through a professional outplacement firm selected by us.

If within 12 months following a change of control of the company, the executive’s employment is terminated without cause or he or she terminates his or her employment for good reason the executive will be entitled to receive the following severance benefits, subject to executing a general release of claims in favor of us:

•

payments equal to 12 months of the executive’s base salary as of the date of the executive’s termination payable in substantially equal installments in accordance with our normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the 60th day after the date of the executive’s termination of employment;

•

a lump sum payment equal to the executive’s target bonus for the year in which the termination occurred, payable on the first payroll period following the 60th day after the date of the executive’s termination of employment;

•	full acceleration of any unvested equity awards; and

•

if elected by the executive, payment or reimbursement of COBRA premiums through the earlier of 18 months from the executive’s termination date or the date the executive and his or her covered dependents, if any, become eligible for group health insurance through another employer.

In addition, at the executive’s election we will either pay a lump sum amount of $15,000 for outplacement assistance, tax planning, educational assistance, or similar transition support, or provide the same or similar services through a professional outplacement firm selected by us. The severance agreements also provide that in the event that the severance and other benefits provided for or otherwise payable to the executive constitute “parachute payments” within the meaning of Section 280G of the Code, subject to the excise tax imposed by section 4999 of the Code, then the severance agreements provide for a best after-tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the severance benefits notwithstanding that all or some portion of the severance benefits may be subject to the excise tax: (i) payment in full of the entire amount of the severance benefits, or (ii) payment of only a part of the severance benefits so that the executive receives the largest payment possible without the imposition of the excise tax.

Limitation of Liability and Indemnification Agreements

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will limit the liability of our directors and officers, and may indemnify other of our employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law, or DGCL. The DGCL provides that directors and officers of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

We have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director in any claim, action or proceeding arising in his or her capacity as a director or officer of our company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Tax and Accounting Considerations

Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our executive officers other than our principal financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. To maintain flexibility in compensating executive officers in a manner designed to promote our goals, our compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation,” for purposes of Section 162(m) or that requires all compensation to be deductible. However, our compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and our compensation committee intends to provide future compensation in a manner consistent with the best interests of the Company and its stockholders.

Section 409A

Our compensation committee also takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

DIRECTOR COMPENSATION

Cash and Equity Compensation

We maintain a non-employee director compensation policy. In 2013 under that policy each non-employee director received an annual base retainer of $40,000, increased from $30,000 in April 2013. In addition, our non-employee directors received the following cash compensation for Board services, as applicable:

•	the chair of the Board received an additional annual retainer of $30,000;

•

each member of our audit, compensation and nominating, governance and compliance committees, other than the Chairperson, received an additional annual retainer of $8,000 (increased from 7,500 in April 2013), $7,500 and $4,000, respectively; and

•

each Chairperson of our audit, compensation and nominating, governance and compliance committees received an additional annual retainer of $20,000 (increased from 15,000 in April 2013), $10,000 and $7,750, respectively.

All amounts are paid in quarterly installments. We also reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

Beginning April 2013, newly appointed non-employee directors received a one-time initial award of options valued at $160,000, which will vest monthly over a four-year period subject to the director’s continued service on the Board. Thereafter, each non-employee director was to an annual award of options valued at $115,000, which will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board.

Effective as of the Annual Meeting, the annual base retainer will increase to $45,000, the additional annual retainer for each member of the audit committee and nominating, governance and compliance committee will increase to $10,000 and $5,000, respectively, and the annual retainers for the Chairperson of the compensation committee and nominating, governance and compliance committee will increase to $15,000 and $10,000, respectively. Also effective as of the Annual Meeting, newly appointed non-employee directors will receive a one-time initial award to purchase common stock valued at $160,000, which will be composed of 50% stock options and 50% restricted stock units, in each case to vest monthly over a four-year period subject to the director’s continued service on the Board. Each continuing non-employee director will receive an annual award to purchase common stock valued at $115,000, which will be composed of 50% stock options and 50% restricted stock units, in each case to vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board.

Stock Ownership Guidelines

In March 2014, our Board adopted stock ownership guidelines for our non-employee directors and Chief Executive Officer, or the covered individuals. Under the guidelines, the covered individuals are expected to own a number of shares of our common stock with a value equal to: the lesser of three times (3x) base salary and the number of shares representing that value as of the date the guidelines were adopted, for our Chief Executive Officer; and the lesser of three times (3x) the director’s annual cash retainer and the number of shares representing that value as of the date the guidelines were adopted, for each non-employee director.

The guidelines provide that the individuals subject to the guidelines are expected to establish the minimum ownership levels within five years of the Board’s adoption of the guidelines (or within five years of the date an officer or director first becomes subject to them).

The value of our common stock for purposes of determining the number of shares subject to these guidelines in a given year is determined as the product of (i) the number of shares credited as held by the individual and (ii) the closing price of our common stock on the applicable date. Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (including restricted stock units that have vested but not yet settled, net of taxes); shares retained after an option exercise or issuance under another type of equity award granted under our equity incentive plans; shares held in trust for the benefit of the individual; and vested shares subject to a deferral arrangement. The compensation committee has discretion to develop an alternative individual guideline or an alternative method of complying with the applicable individual guideline for a covered individual if compliance would place a significant hardship on such covered individual.

Director Compensation

The following table sets forth information concerning compensation accrued or paid to our independent, non-employee directors during the year ended December 31, 2013 for their service on our Board. Directors who are also our employees receive no additional compensation for their services as directors and are not set forth in the table below.

Name	Fees Earned or Paid in Cash ($)		Option Awards(4)(5) ($)	Total ($)
Gaurav Aggarwal, M.D.(1)	10,833		—	10,833
David W. Gryska(2)	72,375		129,108	201,483
Bo Jesper Hansen, M.D., Ph.D.	58,875		129,108	187,983
Robert Hopfner, Ph.D.(1)	10,833		—	10,833
James I. Healy, M.D., Ph.D.	68,500		129,108	197,608
Jake R. Nunn	27,500	(3)	129,108	156,608
Bijan Salehizadeh, M.D.	39,500		129,108	168,608
Daniel G. Welch	47,250		129,108	180,858
Lota S. Zoth	63,750		193,662	257,412

(1)	Drs. Hopfner and Aggarwal resigned from our Board on April 8, 2013.
(2)	Mr. Gryska resigned from our Board on March 15, 2014.
(3)	Mr. Nunn’s Board fees were paid to New Enterprise Associates.
(4)	On April 15, 2013, the Board granted options to purchase 9,800 shares of our common stock to each director listed above, except Ms. Zoth who received an option to purchase 14,700 shares in recognition of her long term service to the Company. These options vest in full on April 15, 2014.
(5)	Amounts reflect the grant date fair value of option awards granted in 2013 in accordance with ASC 718. For information regarding assumptions underlying the valuation of equity awards, see Note 16 to our consolidated financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” included in our Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be realized by the directors.

The table below provides the total number of options outstanding for each director as of December 31, 2013:

Name	Options Outstanding (#)
Gaurav Aggarwal, M.D.	—
David W. Gryska	25,760
Bo Jesper Hansen, M.D., Ph.D.	25,760
James I. Healy, M.D., Ph.D.	13,905
Robert Hopfner, Ph.D.	—
Jake R. Nunn	25,760
Bijan Salehizadeh, M.D.	25,760
Daniel G. Welch	29,800
Lota S. Zoth	30,715

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Related Person Transactions

All related person transactions are reviewed and approved by our audit committee (or any other committee of the Board consisting of independent directors) or our Board. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related person party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

Certain Related Person Transactions

In 2013, we did not enter into any related party transactions other than employment related agreements and compensatory arrangements with our directors and certain executive officers that, among other things, provide for compensatory and certain severance and change of control benefits. For a description of these agreements and arrangements, see the sections entitled “Executive Compensation — Employment, Offer Letters, Change in Control and Severance Agreements” and “Director Compensation — Cash and Equity Compensation.” In addition, we also have indemnification agreements with each of our current directors and executive officers. See “Executive Compensation — Limitation of Liability and Indemnification Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of common stock as of April 1, 2014, by (i) each director and nominee for director, (ii) each of the named executive officers listed in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person who is known by us to beneficially own 5% or more of our outstanding common stock. Other than as set forth in this table, we are not aware of any individual or group that holds in excess of 5% of our outstanding common stock.

Information with respect to beneficial ownership is based upon information furnished to us by each director, executive officer or 5% or more stockholder, and Schedules 13G or 13D filed with the SEC, as the case may be. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable within 60 days of April 1, 2014. Options to purchase shares of our common stock that are exercisable within 60 days of April 1, 2014, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other persons’ ownership percentage. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse.

We have based our calculation of beneficial ownership on 20,264,243 shares of our common stock outstanding as of April 1, 2014.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Hyperion Therapeutics, Inc., 2000 Sierra Point Parkway, 4th floor, Brisbane, California 94005.

Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class (Common Stock)
Named Executive Officers and Directors:
Donald J. Santel(1)	728,609	3.47%
Jeffrey S. Farrow(2)	131,632	*
Bruce F. Scharschmidt, M.D.(3)	149,768	*
Klara A. Dickinson-Eason(4)	128,860	*
Christine A. Nash(5)	105,365	*
Ashley C. Gould	—	*
Natalie C. Holles	—	*
James I. Healy, M.D., Ph.D.(6)	2,382,981	11.75%
Bo Jesper Hansen, M.D., Ph.D.(7)	25,760	*
Jake R. Nunn(8)	25,760	*
Bijan Salehizadeh, M.D.(9)	25,760	*
Daniel G. Welch(10)	29,800	*
Lota S. Zoth(11)	30,715	*
All executive officers and directors as a group (13 persons)	3,765,010	17.50%
5% Stockholders
Entities affiliated with Bay City Capital(12)	1,915,656	9.45%
Entities affiliated with Highland Capital Partners(13)	1,959,520	9.67%
New Enterprise Associates 12, Limited Partnership(14)	2,884,221	14.23%
Panorama Capital, L.P.(15)	1,244,086	6.14%
Sofinnova Venture Partners VII, L.P.(16)	2,357,221	11.63%
Wellington Management Company LLP(17)	2,599,474	12.83%
FMR LLC(18)	2,551,030	12.59%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Consists of (a) 718,445 shares of common stock issuable upon the exercise of stock options within 60 days of April 1, 2014, and (b) 10,164 shares of common stock held by the Donald J. Santel and Kelly L. McGinnis, Trust UA 12/19/08 FBO Margaret Cate Santel.
(2)	Consists solely of 131,632 shares of common stock issuable upon the exercise of stock options within 60 days of April 1, 2014.
(3)	Consists of (a) 83,999 shares of common stock held by Dr. Scharschmidt, (b) 37,766 shares of common stock held by Bruce Frederick Scharschmidt and Peggy Sue Crawford Family Trust dated October 9, 2001 and (c) 28,003 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 1, 2014.
(4)	Consists of (a) 283 shares of common stock and (b) 128,577 shares of common stock issuable upon the exercise of stock options within 60 days of April 1, 2014.
(5)	Consists of (a) 14,998 shares of common stock and (b) 90,367 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2014.
(6)	Consists of (a) 11,855 shares of common stock held by Dr. Healy, (b) 13,905 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 1, 2014, and (c) 2,357,221 shares held by Sofinnova Venture Partners VII, L.P. Dr. Healy is a managing member of Sofinnova Management VII, L.L.C., the general partner of Sofinnova Venture Partners VII, L.P., and may be considered to have beneficial ownership of Sofinnova Venture Partners VII, L.P.’s interest in us. Dr. Healy disclaims beneficial ownership of all shares held by Sofinnova Venture Partners VII, L.P., except to the extent of his pecuniary interest therein.
(7)	Consists solely of 25,760 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2014.
(8)	Consists solely of 25,760 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2014. Mr. Nunn is a partner of New Enterprise Associates, Inc. Mr. Nunn does not have voting or dispositive power with regard to any of the shares directly held by New Enterprise Associates 12, Limited Partnership referenced in footnote (14) below. Mr. Nunn’s business address is 2855 Sand Hill Road, Menlo Park, CA 94025.
(9)	Consists solely of 25,760 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2014.
(10)	Consists solely of 29,800 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2014.
(11)	Consists solely of 30,715 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 1, 2014.
(12)	Based on its form 4 dated October 18, 2013, holdings consist of (a) 35,820 shares held by Bay City Capital Fund V Co-Investment Fund, L.P, and (b) 1,879,836 shares held by Bay City Capital Fund V, L.P. Based on its public filings, the address for the funds affiliated with Bay City Capital is 750 Battery St., Suite 400, San Francisco, CA 94111.
(13)	Based solely on its Schedule 13G/A filed with the SEC on February 14, 2014, holdings consist of 1,959,520 shares of common stock held directly by: Highland Capital Partners VII Limited Partnership which holds 1,204,726 shares, Highland Capital Partners VII-B Limited Partnership which holds 291,923 shares, Highland Capital Partners VII-C Limited Partnership which holds 425,133 shares and Highland Entrepreneurs’ Fund VII Limited Partnership which holds 37,738 shares (collectively, the “Funds”). Highland Management Partners VII Limited Partnership (“HMP VII”) is the general partner of each of the Funds and Highland Management Partners VII, LLC, the general partner of HMP VII. The principal business address for the Funds is One Broadway, 16th Floor, Cambridge, MA 02142.
(14)	Consists of 2,884,221 shares of common stock held of record by New Enterprise Associates 12, Limited Partnership, or NEA 12. NEA Partners 12, Limited Partnership, or NEA Partners 12 is the general partner of NEA 12. NEA12 GP, LLC or NEA 12 LLC, is the general partner of NEA Partners 12. The individual managers, or the Managers, of NEA 12, LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna Kolluri and Scott D. Sandel. The Managers share voting and dispositive power with regard to the shares held directly by NEA 12. The principal business address of the beneficial owner is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(15)	Consists of 1,244,086 shares held by Panorama Capital, L.P as reported on its Schedule 13D/A filed with the SEC on March 5, 2014. Panorama Capital Management, LLC (“PCM”), the general partner of Panorama Capital, L.P., may be deemed to have shared voting power and dispositive power, and Christopher J. Albinson, Rodney A. Ferguson, Shahan D. Soghikian, and Damion Wicker, the managing directors of PCM, may be deeded to have shared power to vote and dispose of these shares. Based on the Schedule 13D/A, the principal business address for Panorama Capital, L.P. is 1999 S. Bascom Avenue, Suite 700, Campbell, CA 95008.
(16)	Consists of 2,357,221 shares held by Sofinnova Venture Partners VII, L.P. The voting and dispositive decisions with respect to the shares held by Sofinnova Venture Partners VII, L.P., are made by the following managing members of its general partner, Sofinnova Management VII, L.L.C.: Dr. James I. Healy, Dr. Michael F. Powell and Eric P. Buatois, each of whom disclaims beneficial ownership of such shares, except to the extent of his or her actual pecuniary interest therein. The address for the funds affiliated with Sofinnova Venture Partners VII, L.P., Sofinnova Management VII, L.L.C., and its managing members, is 2800 Sand Hill Road, Suite 150, Menlo Park, CA 94025.
(17)	Consists of 2,599,474 shares of common stock held by Wellington Management Company, LLP (“Wellington Management”) as reported on its Form 13G/A filed with the SEC on February 14, 2014. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 2,599,474 shares which are held of record by clients of Wellington Management. Based on its Schedule 13G/A, the business address for Wellington Management is 280 Congress Street, Boston, MA 02210.
(18)	Consists of 2,551,030 shares of common stock held by FMR LLC as reported on its Schedule 13G/A filed with the SEC on February 14, 2014. Edward C. Johnson 3rd and his family control 49% of FMR LLC. Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser to various investment companies, is the beneficial owner of 670,700 shares. Fidelity SelectCo, LLC, 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment advisor to various investment companies, is the beneficial owner of 1,880,330 shares. One investment company, Fidelity Select Biotechnology Portfolio, holds 1,712,983 shares. Based on its Schedule 13G/A, the principal business address for FMR LLC is 245 Summer Street, Boston, MA 02210.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the Securities and Exchange Commission and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on its review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers and directors during fiscal 2013 were met with the exception of a late Form 4 reporting options granted on April 15, 2013 for each of our directors and named executive offices other than Ms. Holles and Ms. Gould.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)(3)	(c)
Equity compensation plans approved by security holders:
2006 Equity Incentive Plan(1)	1,538,196	$3.64	—
2012 Omnibus Incentive Plan(2)	1,270,433	$20.75	576,760
Equity compensation plans not approved by security holders	—	—	—

Total	2,808,629	$11.32	576,760

(1)	The 2006 Equity Incentive Plan was terminated in 2012, and any shares remaining available for future grants and options forfeitures have been allocated to the 2012 Omnibus Incentive Plan.
(2)	The 2012 Omnibus Incentive Plan contains a provision that automatically increases the number of shares available for issuance under the Plan annually, as described on page 20 above, under the caption “2012 Omnibus Incentive Plan and the Prior Equity Plan.”
(3)	Awards under the 2012 Omnibus Incentive Plan include restricted stock units, or RSUs, representing 18,000 shares of common stock. As there is no exercise price associated with RSUs, they are disregarded for purposes of this calculation.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

You may also request an additional proxy statement and annual report by sending a written request to:

Hyperion Therapeutics, Inc.

Attn: Ashley C. Gould, Secretary

2000 Sierra Point Parkway, 4th floor

Brisbane, California 94005

Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board.

By Order of the Board of Directors,

Ashley C. Gould

Secretary

Brisbane, California

April 21, 2014

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS	Please mark your votes like this	☒

							FOR	AGAINST	ABSTAIN
1.	Election of three (3) directors	FOR all Nominees	WITHHOLD AUTHORITY for all Nominees	FOR all except (see instructions below)	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
		☐	☐	☐			☐	☐	☐
NOMINEES:
	(1)	James I. Healy, M.D., Ph.D.
	(2)	Jake R. Nunn
	(3)	Lota S. Zoth
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR all except” and write the name of such individual for whom you wish your vote to be withheld below:

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	,	2014.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

Hyperion Therapeutics, Inc.

VOTE BY INTERNET OR TELEPHONE QUICK * * * EASY * * * IMMEDIATE

As a stockholder of Hyperion Therapeutics, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern time, on May 26, 2014.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by mail:
Go to www.cstproxyvote.com		Call 1 (866) 894-0537
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

This proxy is solicited on behalf of the Board of Directors

Hyperion Therapeutics, Inc.

Annual Meeting of Stockholders - May 27, 2014

The undersigned appoints James I. Healy and Donald J. Santel as proxies, with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hyperion Therapeutics, Inc. held of record by the undersigned at the close of business on April 11, 2014, at the Annual Meeting of Stockholders of Hyperion Therapeutics, Inc. to be held on May 27, 2014, at 8:30 a.m., Pacific Daylight Time, at 2000 Sierra Point Parkway, First Floor Conference Center, Brisbane, California 94005, or at any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.

(Continued, and to be marked, dated and signed, on the other side)

☐ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ☐

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held on May 27, 2014

The proxy statement and the 2013 Annual Report to Stockholders are available at http://www.cstproxy.com/hyperiontx/2014